UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                      -------------------------------

                                SCHEDULE 13G

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO. 1 )*

                            Torch Offshore, Inc.
-------------------------------------------------------------------------------
                              (Name of Issuer)

                  Common Stock, par value $0.01 per share
-------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 891019101
-------------------------------------------------------------------------------
                               (CUSIP Number)

                             December 31, 2002
-------------------------------------------------------------------------------
          (Date of Event Which Requires Filing of this Statement)


          Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  |_|   Rule 13d-1(b)
                  |_|   Rule 13d-1(c)
                  |X|   Rule 13d-1(d)

          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------                      --------------------------
CUSIP NO. 891019101                     13G           PAGE 2 OF 10 PAGES
-----------------------------                      --------------------------

-------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              Riverside Investments, LLC
-------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
       (a) |X|
       (b) |_|

-------------------------------------------------------------------------------
  3    SEC USE ONLY


-------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware

-------------------------------------------------------------------------------
                           5   SOLE VOTING POWER
       NUMBER OF
         SHARES                793,290
                         ------------------------------------------------------
      BENEFICIALLY         6   SHARED VOTING POWER
        OWNED BY
          EACH
                         ------------------------------------------------------
       REPORTING           7   SOLE DISPOSITIVE POWER
         PERSON
          WITH                 793,290
                         ------------------------------------------------------
                           8   SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       793,290 Shares (consisting of (i) 789,952 shares and (ii) options to purchase 3,338 shares), or 831,833 Shares (if the shares reported as beneficially owned by Lime Rock are included).

-------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE  AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)                                       |_|

-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       Approximately 6.3%, or approximately 6.6% (if the shares reported as beneficially owned by Lime Rock are included).

-------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

                                           OO

-------------------------------------------------------------------------------

-----------------------------                       --------------------------
CUSIP NO. 891019101                     13G            PAGE 3 OF 10 PAGES
-----------------------------                       --------------------------

-------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              The Beacon Group Energy Investment Fund II, L.P.
-------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
       (a) |X|
       (b) |_|

-------------------------------------------------------------------------------
  3    SEC USE ONLY


-------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
-------------------------------------------------------------------------------
                           5   SOLE VOTING POWER
       NUMBER OF
         SHARES                793,290
                         ------------------------------------------------------
      BENEFICIALLY         6   SHARED VOTING POWER
        OWNED BY
          EACH
                         ------------------------------------------------------
       REPORTING           7   SOLE DISPOSITIVE POWER
         PERSON
          WITH                 793,290
                         ------------------------------------------------------
                           8   SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       793,290 Shares (consisting of (i) 789,952 shares and (ii) options to purchase 3,338 shares), or 831,833 Shares (if the shares reported as beneficially owned by Lime Rock are included).

-------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE  AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)                                       |_|

-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       Approximately 6.3%, or approximately 6.6% (if the shares reported as beneficially owned by Lime Rock are included).

-------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

                                           PN
-------------------------------------------------------------------------------

-----------------------------                       --------------------------
CUSIP NO. 891019101                     13G            PAGE 4 OF 10 PAGES
-----------------------------                       --------------------------

-------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              Beacon Energy Investors II, L.P.
-------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
       (a) |X|
       (b) |_|

-------------------------------------------------------------------------------
  3    SEC USE ONLY


-------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
-------------------------------------------------------------------------------
                           5   SOLE VOTING POWER
       NUMBER OF
         SHARES                793,290
                         ------------------------------------------------------
      BENEFICIALLY         6   SHARED VOTING POWER
        OWNED BY
          EACH
                         ------------------------------------------------------
       REPORTING           7   SOLE DISPOSITIVE POWER
         PERSON
          WITH                 793,290
                         ------------------------------------------------------
                           8   SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       793,290 Shares (consisting of (i) 789,952 shares and (ii) options to purchase 3,338 shares), or 831,833 Shares (if the shares reported as beneficially owned by Lime Rock are included).

-------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE  AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)                                           |_|

-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       Approximately 6.3%, or approximately 6.6% (if the shares reported as beneficially owned by Lime Rock are included).
-------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

                                           PN
-------------------------------------------------------------------------------

-----------------------------                       --------------------------
CUSIP NO. 891019101                     13G            PAGE 5 OF 10 PAGES
-----------------------------                       --------------------------

-------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              Energy Fund II GP, LLC
-------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
       (a) |X|
       (b) |_|

-------------------------------------------------------------------------------
  3    SEC USE ONLY


-------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
-------------------------------------------------------------------------------
                           5   SOLE VOTING POWER
       NUMBER OF
         SHARES                793,290
                         ------------------------------------------------------
      BENEFICIALLY         6   SHARED VOTING POWER
        OWNED BY
          EACH
                         ------------------------------------------------------
       REPORTING           7   SOLE DISPOSITIVE POWER
         PERSON
          WITH                 793,290
                         ------------------------------------------------------
                           8   SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       793,290 Shares (consisting of (i) 789,952 shares and (ii) options to purchase 3,338 shares), or 831,833 Shares (if the shares reported as beneficially owned by Lime Rock are included).

-------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE  AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)                                            |_|

-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       Approximately 6.3%, or approximately 6.6% (if the shares reported as beneficially owned by Lime Rock are included).
-------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

                                           OO
-------------------------------------------------------------------------------

-----------------------------                       --------------------------
CUSIP NO. 891019101                     13G            PAGE 6 OF 10 PAGES
-----------------------------                       --------------------------

-------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              Friends of Lime Rock LP
-------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
       (a) |X|
       (b) |_|

-------------------------------------------------------------------------------
  3    SEC USE ONLY


-------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
-------------------------------------------------------------------------------
                           5   SOLE VOTING POWER
       NUMBER OF
         SHARES                38,543
                         ------------------------------------------------------
      BENEFICIALLY         6   SHARED VOTING POWER
        OWNED BY
          EACH
                         ------------------------------------------------------
       REPORTING           7   SOLE DISPOSITIVE POWER
         PERSON
          WITH                 38,543
                         ------------------------------------------------------
                           8   SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       38,543 Shares (consisting of (i) 38,381 shares and (ii) options to purchase 162 shares), or 831,833 Shares (if the shares reported as beneficially owned by Riverside are included).

-------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE  AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)                                           |_|

-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       Approximately 0.3%, or approximately 6.6% (if the shares reported as beneficially owned by Riverside are included).
-------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

                                           PN
-------------------------------------------------------------------------------

                                SCHEDULE 13G

     This Statement on Schedule 13G, relating to the common stock, par value $0.01 per share (the "Common Stock"), issued by Torch Offshore, Inc, a Delaware corporation (the "Issuer") amends the Schedule 13D filed on February 14, 2002 by and on behalf of Riverside Investments, LLC ("Riverside"), The Beacon Group Energy Investment Fund II, L.P. ("Fund II"), Beacon Energy Investors II, L.P. ("Investors II"), Energy Fund II GP, LLC ("Energy"), and Friends of Lime Rock LP (Lime Rock") (collectively, the "Reporting Persons"). Fund II is the sole managing member of Riverside. Investors II is the sole general partner of Fund II. Energy is the sole general partner of Investors II. The percentages reported herein are based on there being 12,689,140 shares of Common Stock outstanding as reported in the Form 10-Q of the Issuer filed on November 14, 2002.

ITEM 1(a).  NAME OF ISSUER:

            Unchanged.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            Unchanged.

ITEM 2(a).  NAME OF PERSON FILING:

            Unchanged.

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            Unchanged.

ITEM 2(c).  CITIZENSHIP:

            Unchanged.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            Unchanged.

ITEM 2(e).  CUSIP NUMBER:

            Unchanged.

ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
            (C), CHECK WHETHER THE PERSON FILING IS A:

            Unchanged.

ITEM 4.     OWNERSHIP

     Item 4 is amended in its entirety as follows:

     Riverside
     ---------

     (a) Amount beneficially owned: 793,290 Shares (consisting of (i) 789,952 shares and (ii) options to purchase 3,338 shares), or 831,833 Shares (if the shares reported as beneficially owned by Lime Rock are included).

     (b) Percent of class: Approximately 6.3% of the outstanding Common Stock, or approximately 6.6% of the outstanding Common Stock (if the shares reported as beneficially owned by Lime Rock are included) (such percentages computed in accordance with Rule 13d-3(d) of the Securities Exchange Act of 1934).

     (c) Number of shares as to which the person has:

          (i)    Sole power to vote or to direct the vote: 793,290 (or
                 831,833)

          (ii)   Shared power to vote or to direct the vote:

          (iii)  Sole power to dispose or to direct the disposition of:
                 793,290 (or 831,833)

          (iv)   Shared power to dispose or to direct the disposition of:

     Fund II
     -------

     (a) Amount beneficially owned: 793,290 Shares (consisting of (i) 789,952 shares and (ii) options to purchase 3,338 shares), or 831,833 Shares (if the shares reported as beneficially owned by Lime Rock are included).

     (b) Percent of class: Approximately 6.3% of the outstanding Common Stock, or approximately 6.6% of the outstanding Common Stock (if the shares reported as beneficially owned by Lime Rock are included) (such percentages computed in accordance with Rule 13d-3(d) of the Securities Exchange Act of 1934).

     (c) Number of shares as to which the person has:

          (i)    Sole power to vote or to direct the vote: 793,290 (or
                 831,833)

          (ii)   Shared power to vote or to direct the vote:

          (iii)  Sole power to dispose or to direct the disposition of:
                 793,290 (or 831,833)

          (iv)   Shared power to dispose or to direct the disposition of:

     Investors II
     ------------

     (a) Amount beneficially owned: 793,290 Shares (consisting of (i) 789,952 shares and (ii) options to purchase 3,338 shares), or 831,833 Shares (if the shares reported as beneficially owned by Lime Rock are included).

     (b) Percent of class: Approximately 6.3% of the outstanding Common Stock, or approximately 6.6% of the outstanding Common Stock (if the shares reported as beneficially owned by Lime Rock are included) (such percentages computed in accordance with Rule 13d-3(d) of the Securities Exchange Act of 1934).

     (c) Number of shares as to which the person has:

          (i)    Sole power to vote or to direct the vote: 793,290 (or
                 831,833)

          (ii)   Shared power to vote or to direct the vote:

          (iii)  Sole power to dispose or to direct the disposition of:
                 793,290 (or 831,833)

          (iv)   Shared power to dispose or to direct the disposition of:

     Energy
     ------

     (a) Amount beneficially owned: 793,290 Shares (consisting of (i) 789,952 shares and (ii) options to purchase 3,338 shares), or 831,833 Shares (if the shares reported as beneficially owned by Lime Rock are included).

     (b) Percent of class: Approximately 6.3% of the outstanding Common Stock, or approximately 6.6% of the outstanding Common Stock (if the shares reported as beneficially owned by Lime Rock are included) (such percentages computed in accordance with Rule 13d-3(d) of the Securities Exchange Act of 1934).

     (c) Number of shares as to which the person has:

          (i)    Sole power to vote or to direct the vote: 793,290 (or
                 831,833)

          (ii)   Shared power to vote or to direct the vote:

          (iii)  Sole power to dispose or to direct the disposition of:
                 793,290 (or 831,833)

          (iv)   Shared power to dispose or to direct the disposition of:

     Lime Rock
     ---------

     (a) Amount beneficially owned: 38,543 Shares (consisting of (i) 38,381 shares and (ii) options to purchase 162 shares), or 831,833 Shares (if the shares reported as beneficially owned by Riverside are included).

     (b) Percent of class: Approximately 0.3% of the outstanding Common Stock, or approximately 6.6% of the outstanding Common Stock (if the shares reported as beneficially owned by Riverside are included) (such percentages computed in accordance with Rule 13d-3(d) of the Securities Exchange Act of 1934).

     (c) Number of shares as to which the person has:

          (i)    Sole power to vote or to direct the vote: 38,543 (or
                 831,833)

          (ii)   Shared power to vote or to direct the vote:

          (iii)  Sole power to dispose or to direct the disposition of:
                 38,543 (or 831,833)

          (iv)   Shared power to dispose or to direct the disposition of:

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Unchanged.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Unchanged.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Unchanged.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Unchanged.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Unchanged.

ITEM 10.    CERTIFICATIONS.

            Unchanged.

                               SIGNATURE PAGE

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:   February 11, 2003

                                          RIVERSIDE INVESTMENTS, LLC
                                          By: The Beacon Group Energy
                                          Investment Fund II L.P., its managing
                                          member
                                          By    /s/ Bryan Martin
                                            --------------------------------
                                          Name:   Bryan Martin
                                               -----------------------------
                                          Title:  Authorized Signatory

                                          THE BEACON GROUP ENERGY
                                          INVESTMENT FUND II, L.P.
                                          By: Beacon Energy Investors II L.P.,
                                          its general partner
                                          By    /s/ Bryan Martin
                                            --------------------------------
                                          Name:   Bryan Martin
                                               -----------------------------
                                          Title:  Authorized Signatory

                                          BEACON ENERGY INVESTORS II. L.P.
                                          By:  Energy Fund II GP, LLC, its
                                          general partner.
                                          By    /s/ Bryan Martin
                                            --------------------------------
                                          Name:   Bryan Martin
                                               -----------------------------
                                          Title:  Authorized Signatory

                                          ENERGY FUND II GP, LLC
                                          By    /s/ Bryan Martin
                                            --------------------------------
                                          Name:   Bryan Martin
                                               -----------------------------
                                          Title:  Authorized Signatory

                                          FRIENDS OF LIME ROCK LP
                                          By:  Lime Rock Partners LLC, its
                                          general partner.
                                          By       /s/ John Reynolds
                                            --------------------------------
                                          Name:   John Reynolds
                                            --------------------------------
                                          Title:  Managing Member

                                 EXHIBIT A

                           JOINT FILING AGREEMENT

The undersigned agree that the foregoing Statement on Schedule 13G is being filed with the Commission on behalf of each of the undersigned pursuant to Rule 13d-1(k).

Dated:   February 11, 2003

                                          RIVERSIDE INVESTMENTS, LLC
                                          By: The Beacon Group Energy
                                          Investment Fund II L.P., its managing
                                          member
                                          By    /s/ Bryan Martin
                                            --------------------------------
                                          Name:   Bryan Martin
                                               -----------------------------
                                          Title:  Authorized Signatory

                                          THE BEACON GROUP ENERGY
                                          INVESTMENT FUND II, L.P.
                                          By: Beacon Energy Investors II L.P.,
                                          its general partner
                                          By    /s/ Bryan Martin
                                            --------------------------------
                                          Name:   Bryan Martin
                                               -----------------------------
                                          Title:  Authorized Signatory

                                          BEACON ENERGY INVESTORS II. L.P.
                                          By:  Energy Fund II GP, LLC, its
                                          general partner.
                                          By    /s/ Bryan Martin
                                            --------------------------------
                                          Name:   Bryan Martin
                                               -----------------------------
                                          Title:  Authorized Signatory

                                          ENERGY FUND II GP, LLC
                                          By    /s/ Bryan Martin
                                            --------------------------------
                                          Name:   Bryan Martin
                                               -----------------------------
                                          Title:  Authorized Signatory

                                          FRIENDS OF LIME ROCK LP
                                          By:  Lime Rock Partners LLC, its
                                          general partner.
                                          By       /s/ John Reynolds
                                            --------------------------------
                                          Name:   John Reynolds
                                            --------------------------------
                                          Title:  Managing Member